EXHIBIT 99.2

For Immediate Release	Contact:	Richard P. Cleys, VP and CFO
June 22, 2007		ScanSource, Inc.
864.286.4358

SCANSOURCE REGAINS COMPLIANCE WITH NASDAQ LISTING

REQUIREMENTS

ScanSource Meets All Requirements for Continued Listing of Shares

GREENVILLE, SC – June 22, 2007 – ScanSource, Inc., (NASDAQ: SCSC), a leading international distributor of AIDC (automatic identification and data capture), point of sale, communications and electronic security products for the reseller market, has been notified by NASDAQ’s Listing and Hearing Review Council that ScanSource has complied with all Nasdaq Marketplace Rules. As a result of the recent filing of the Company’s Form 10K/A for the year ended June 30, 2006 and Forms 10Q for each of the quarters ended September 30, 2006, December 31, 2006 and March 31, 2007, ScanSource is now current with all of its SEC filing requirements.

Consequently, NASDAQ has determined that ScanSource is compliant with all listing requirements and the Company’s shares will continue to be listed on the Global Select Market.

“We are pleased that the NASDAQ issue is resolved,” said Mike Baur, ScanSource’s CEO. “We will continue to focus on developing our business’s growth markets with our proven business model, particularly given our newly expanded executive team.”

About ScanSource, Inc.

ScanSource, Inc. {NASDAQ: SCSC} is a leading international distributor of specialty technology products. The Company markets specialty technologies through five sales units: ScanSource [automatic identification and data capture (AIDC) and point-of-sale (POS) products]; Catalyst Telecom (Avaya communications products); Paracon (communications products); T2 Supply (video conferencing and telephony products); and ScanSource Security Distribution (electronic security products).

ScanSource serves the North America marketplace and has an international segment, which sells AIDC and POS products, in Latin America and Europe. Founded in 1992, the company ranks #956 on the Fortune 1000. For more information, call the toll-free sales telephone number at 800.944.2432 or visit www.scansource.com.

# # #